UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 30, 2013 (October 24, 2013)

Cumberland Pharmaceuticals Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Tennessee	001-33637	62-1765329
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2525 West End Avenue, Suite 950, Nashville, Tennessee		37203
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(615) 255-0068
Not Applicable
____________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On October 24, 2013 Cumberland Pharmaceuticals Inc. ("the Company") entered into an agreement with Pernix Therapeutics, LLC (“Pernix”) for the promotion and distribution of Omeclamox-Pak® covering the United States. Omeclamox-Pak is a branded prescription product that combines omeprazole, amoxicillin and clarithromycin for the treatment of Helicobacter pylori (H. pylori) infection and duodenal ulcer disease. It is the first FDA approved triple combination medication to contain omeprazole as the proton pump inhibitor and is prescribed over a shortened treatment period of ten days.
With an effective date of October 1, 2013, the terms of the agreement provide for the Company to promote the product to gastroenterologists across the United States through its field sales force which also promotes its Kristalose® brand. Pernix will promote the product through its specialty sales force focusing on select primary care physicians. The companies will cooperate in the marketing and other activities needed to support the commercialization of the brand. The Company acquired these product promotion rights for a combination of an upfront payment and future contingent consideration based on achieving revenue thresholds. Additionally, the Company will also pay royalties on future sales. The Company and Pernix had no other agreements before this agreement was entered into. The Company announced the agreement on October 28, 2013 via a press release. A copy of the press release is attached as Exhibit 99.1.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cumberland Pharmaceuticals Inc.

October 30, 2013	By: Rick S. Greene

Name: Rick S. Greene
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release dated October 28, 2013